                                                           Exhibit 10.7 Certain
                                                           portions of this
                                                           Exhibit have been
                                                           omitted and filed
                                                           separately with
                                                           the Securities and
                                                           Exchange Commission
                                                           pursuant to a
                                                           request for
                                                           confidential
                                                           treatment. The Symbol
                                                           "****" has been
                                                           inserted in place of
                                                           the portions so
                                                           omitted.

Between       MAUSER-WERKE GMBH
              SCHILDGESSTR. 71-163
              50321 BRUHL
              FEDERAL REPUBLIC OF GERMANY


-   hereinafter referred to as "MAUSER"


and           RUSSELL-STANLEY CORPORATION
              230 HALF MILE ROAD
              RED BANK, NEW JERSEY 07701
              UNITED STATES OF AMERICA


hereinafter referred to as "RUSSELL-STANLEY"


the following


              KNOW HOW AND PATENT
              LICENSING AGREEMENT

With this new Agreement all previous Agreements relating to the subject matter of the new Agreement, and including the KNOW HOW and Patent License Agreement dated January 1, 1985 between the parties, letters, etc. are superseded hereby.

                                    PREAMBLE

MAUSER possesses several years of experience and knowledge in the manufacture and marketing of blown plastic containers made of thermoplastic synthetic materials. MAUSER has developed its own machines, appliances and molds for the production of such containers.

The experience for the manufacture of blown plastic containers, as developed by MAUSER, relates in particular to:

-   the processing of plastic materials

-   the industrial design of blown plastic containers

-   the design of production plants and equipment

- selling and marketing, i.e. the special points relating to this market for plastic packagings, the relevant selection of suitable plastic containers for particular products, information on previously used and new fields of application and also publicity to this market as developed by MAUSER

- the design of plastic containers which comply with the requirements called for under international transport and packing regulations (especially concerning dangerous products)

-   testing procedures for the operation of plastic containers

-   quality control

- possibilities of exchange of experience on the occasion of MAUSER KNOW HOW Conferences

RUSSELL-STANLEY intends to manufacture and market in the United States of America LICENSED ARTICLES according to the MAUSER PATENT RIGHTS and the MAUSER KNOW HOW, all as defined in Article I hereof.

Therefore, the contracting parties agree as follows:

                                    ARTICLE 1

                  LICENSED ARTICLES, PATENT RIGHTS AND KNOW HOW

LICENSED ARTICLES means blow molded one piece closed head plastic containers according to 1H1 of the "Recommendation on the Transport of Dangerous Goods of the United Nations" (Orange book, 8th edition, page 202, Art. 9.6.7) with L-Ring, i.e. closed head bung type drums with top handling ring, the bung opening with an internal thread not exceeding 100 mm in diameter, embraced within the scope of a valid, unexpired claim of a patent included within the PATENT RIGHTS and/or produced in accordance with the KNOW HOW made available by MAUSER under this Agreement for the LICENSED ARTICLES.

PATENT RIGHTS are the following patents owned by MAUSER as well as any reissue, continuation, continuation-in-part or divisional patent arising therefrom relating to LICENSED ARTICLES.


PATENT NO.        DATE              TITLE
4,228,122         14.10.1980        Method of manufacturing of roller chimes for
                                    closed head drums
4,674,648         23.06.1987        Bung keg
295,108           05.04.1988        Bunged drum or the like
5,033,639         23.07.1991        Bunged vessel
319,133           13.08.1991        Bunged drum or the like
319,134           13.08.1991        Bunged drum or the like



PATENT RIGHTS also include all future United States Patents relating to improvements on the design of and the processes for producing L-Rings shaped top handling rings, limited to the LICENSED ARTICLES.

PATENT RIGHTS are limited to the LICENSED ARTICLES because some special features of these patents are also utilized with other drum designs, such as but not limited to open top drums/lid type drums.

KNOW HOW means all of the KNOW HOW in the possession of MAUSER relating to the LICENSED ARTICLES, and in particular, but not limited to, technical data, drawings, photographs, engineering and/or market test reports, models, specimen, samples and/or other information relating to the LICENSED ARTICLES of this Agreement.


                                    ARTICLE 2

                                USE OF TRADEMARKS

RUSSELL-STANLEY shall mark all LICENSED ARTICLES with such patent numbers and/or trademarks as MAUSER may reasonably request. RUSSELL-STANLEY shall have the non-exclusive right during the term of this Agreement and any renewals or extensions thereof to use the following United States' trademark owned by
MAUSER:

1. "ELRING" in which event RUSSELL-STANLEY shall indicate on the LICENSED ARTICLES an (R), in a circle or "Reg. US Pat. Off." after the trademark.

2. "MAUSER" (trademark only - not company name) may be used on the LICENSED ARTICLES produced by RUSSELL-STANLEY only in connection with RUSSELL-STANLEY's own name.

In order to protect the reputation of MAUSER and MAUSER's rights in and to the Trademarks, RUSSELL-STANLEY agrees that all LICENSED ARTICLES sold by it and marked with any of MAUSER's Trademarks shall meet the highest quality standards set by MAUSER. RUSSELL-STANLEY also agrees that MAUSER shall have the right at any time on not less than two days prior written notice during ordinary business hours to inspect the premises and facilities of RUSSELL-STANLEY, to inspect the operations being conducted therein and to inspect and take samples of the LICENSED ARTICLES manufactured, assembled and/or sold by it and marked with any of MAUSER's Trademarks, in reasonable quantities, to enable MAUSER to verify that its quality standards are being met at all times.


                                    ARTICLE 3

                              CONTRACTUAL TERRITORY

TERRITORY means the United States of America and its territories and possessions.


                                    ARTICLE 4

                   LICENSE GRANT AND TRANSMISSION OF KNOW HOW

1. Except as otherwise set forth herein, MAUSER hereby grants to RUSSELL-STANLEY an exclusive license to manufacture LICENSED ARTICLES in RUSSELL-STANLEY's plants in the TERRITORY and to sell empty LICENSED ARTICLES during the life of this Agreement in the TERRITORY in accordance with the PATENT RIGHTS and/or the KNOW HOW.

2. MAUSER represents that on or about November 11, 1982 it entered into a non-exclusive license agreement with FLORIDA DRUM COMPANY INC. (FDC), (the "FDC Agreement"). Pursuant to the FDC agreement FDC has established manufacturing facilities at Pine Bluff, Arkansas and Charlotte/Harrisburg, North Carolina and has expressed its intention to establish a manufacturing facility at Pensacola, Florida (collectively the FDC Locations, but only to manufacture at FDC locations and to sell anywhere within the TERRITORY), RUSSELL STANLEY hereby consents for the sale of LICENSED ARTICLES under the FDC Agreement by FDC anywhere in the TERRITORY and agrees that MAUSER may renew the FDC agreement provided that no additional FDC location for the LICENSED ARTICLES may be established.

    RUSSELL-STANLEY further agrees not to establish any plants manufacturing LICENSED ARTICLES within 300 miles air distance from FDC Locations as long as the FDC Agreement is in full force and effect with the exception of the existing plant of RUSSELL-STANLEY in Nitro, West Virginia and Reserve, Louisiana.

3. Besides the PATENT RIGHTS, MAUSER grants to RUSSELL STANLEY a non-exclusive license to manufacture and to sell LICENSED ARTICLES in accordance with U.S.-Patent Applications 07/923,877 of 11.08.1992 "Bung Barrel" and 07/920,562 of 13.08.1992 "Stackable Drum". MAUSER does not assume any liability that these Patent Applications will not infringe upon rights of third parties.

4. Except for the delivery of documents and for assistance provided in the Agreement, MAUSER will not assume any liability for the risk of technical production, operation and commercial use of the LICENSED ARTICLES described in Article 1.

    MAUSER declares that the KNOW HOW and the PATENT RIGHTS, to the best knowledge of MAUSER, do not infringe upon the rights of third parties with respect to the manufacture of the LICENSED ARTICLES.

    Possible future MAUSER patents which apply generally to plastic drums with top handling ring including the LICENSED ARTICLES, other than the future patents contemplated in the third paragraph of Article 1, are not included in this Agreement, however, MAUSER is prepared to discuss in good faith the use of such patents by RUSSELL-STANLEY on a nonexclusive basis, when the case should arise.

5. The transmission of KNOW HOW in the TERRITORY shall be limited to the present business premises of RUSSELL-STANLEY or any relocation thereof:
    Rancho Cucamonga, California; Houston, Texas; Romeoville, Illinois; Reserve, Louisiana; Nitro, West Virginia; Camden, New Jersey. In case of establishment of a new location, RUSSELL-STANLEY shall pay a lump sum charge, the amount of which is to be negotiated in good faith to compensate MAUSER for its technical assistance in connection with the start up of said new location.

6. RUSSELL-STANLEY is not authorized to grant sublicenses under the PATENT RIGHTS and/or the KNOW HOW or otherwise to pass the MAUSER KNOW HOW to third parties other than its subsidiaries. As agreed by today's letter from RUSSELL STANLEY to MAUSER, RUSSELL-STANLEY may, however, enter into a sublicense agreement with HUNTER DRUMS CORP./Canada with respect to the TERRITORY.


                                    ARTICLE 5

                              TECHNICAL ASSISTANCE


1. MAUSER will provide RUSSELL-STANLEY during the life of this Agreement with all information, experience and methods, present and future, including special techniques and production secrets that are required to enable technicians of average qualification to produce the LICENSED ARTICLES referred to in this Agreement after a reasonable start-up time.

2. MAUSER will furnish RUSSELL-STANLEY with all documents, plans and drawings required for the production, use and distribution of the LICENSED ARTICLES described in this Agreement. All documents, plans and drawings made available in accordance with this Agreement must not be used by RUSSELL-STANLEY for purposes other than the execution of this Agreement.


                                    ARTICLE 6

                          TRAINING OF SPECIALIST STAFF


1. MAUSER undertakes to acquaint specialists of RUSSELL-STANLEY on MAUSER's production premises with the manufacture and use of the LICENSED ARTICLES described in this Agreement. In supplementation of any plans and drawings that may have been made available, suitable specialists of MAUSER will give further verbal information, explanations and normal additional instructions for a better understanding of the KNOW HOW.

2. Details of the technical instructions shall be fixed by separate agreements between the contracting parties. Their agreements shall relate in particular to the regulation of:

-   the number and duration of instruction courses;

- the number and technical qualification of the specialists of RUSSELL-STANLEY to be instructed; and

-   the lodging, boarding, liability and insurance of the specialists.

3. The contracting parties agree that all expenses directly incurred by personnel of RUSSELL-STANLEY during the training courses, in particular travel and daily expenses and salaries, will always be at RUSSELL-STANLEY's charge. However, expenses and costs for MAUSER personnel for the training and instruction of personnel of RUSSELL-STANLEY will be borne by MAUSER. Should MAUSER, however, at the request of RUSSELL-STANLEY, send specialists to the United States of America, the travel and daily expenses and salaries for such specialists will be borne by RUSSELL-STANLEY.


                                    ARTICLE 7

                                     SECRECY

RUSSELL-STANLEY is under strict obligation to keep secret the documents received from MAUSER and the KNOW HOW transmitted by MAUSER from the commencement of negotiations of this Agreement and during its life. Such obligation to secrecy shall continue even after termination of this Agreement for any cause, except for information (a) which enters the public domain without the fault or negligence of RUSSELL-STANLEY or (b) which RUSSELL-STANLEY receives from a third party who is legally entitled to such information and to communicate it to RUSSELL-STANLEY. RUSSELL-STANLEY undertakes to take all precautionary measures necessary for the maintenance of such secrecy (also for their employees).


                                    ARTICLE 8

                           KNOW HOW FEES AND ROYALTIES

For LICENSED ARTICLES manufactured under this Agreement RUSSELL-STANLEY shall pay MAUSER a combined royalty and Know-How fee of **** of the net invoice value per LICENSED ARTICLE as long as (1) any of the KNOW HOW supplied to RUSSELL-STANLEY, either before or after execution of this Agreement, is being used by RUSSELL-STANLEY in connection with its manufacture and/or sale of any LICENSED ARTICLES since the execution of this Agreement and/or as long as (2) such manufacture of the LICENSED ARTICLES sold by RUSSELL-STANLEY is covered by any one or all of the PATENT RIGHTS and/or the KNOW HOW.

The maximum fee per annum is limited to ****.

The net invoice value shall be deemed to be the sales price billed by RUSSELL-STANLEY after deduction of taxes on sales, and/or turnover and/or the added value, costs for packaging, transport and insurance, credits and returns and customery trade discounts. Where material is supplied free of charge, its current value shall be added to the sales price.

If taxes are payable in the United States of America on the KNOW HOW fee, RUSSELL-STANLEY shall be responsible for the payment of such taxes and shall remit to MAUSER the net amount due to MAUSER after deduction of such taxes.

RUSSELL-STANLEY shall observe the Double Taxation Agreement between the United States of America and the Federal Republic of Germany when deducting such taxes and shall furnish MAUSER with all receipts issued for such taxes deducted b RUSSELL-STANLEY and paid to the revenue authorities in the TERRITORY.


                                    ARTICLE 9

                       KNOW HOW FEE ACCOUNTS AND PAYMENTS

1. RUSSELL-STANLEY shall maintain complete records at its Corporate Headquarters relating to licensed production and sales. Within 30 (thirty) days after the end of each calendar quarter of this Agreement, up to and including the end of the calendar quarter following termination of this Agreement, RUSSELL-STANLEY shall render a written report to MAUSER listing the total net sales of the LICENSED ARTICLES produced and sold by RUSSELL-STANLEY during such calendar quarter and the royalty due thereon. Each report so rendered shall be accompanied by the required royalty payment.

2. MAUSER shall have the right during normal business hours on 3 (three) days prior written notice at its own expense and not more than once in any calendar quarter to have the pertinent records of RUSSELL-STANLEY examined by an independent certified public accountant for the purpose of verifying the reports rendered hereunder, provided, however, any report of the accountant to MAUSER shall be made in such a manner that all information properly deemed confidential by RUSSELL-STANLEY will not be disclosed to MAUSER and further provided that in the event MAUSER's accountant's report is not accepted by RUSSELL-STANLEY or if acceptable adjustments are made thereon, confidential information may be disclosed as necessary to MAUSER and its attorneys.

                                   ARTICLE 10

                                  INFRINGEMENT

1. In the event that any unlicensed third party infringes any of the PATENT RIGHTS, affecting the LICENSED ARTICLES by the commercial use, manufacture and/or sale of the LICENSED ARTICLES in the TERRITORY and after written notification to MAUSER of the name of the infringer and place and circumstances of the infringement and delivery of a sample of the infringing product to MAUSER and after determination that such infringement requires action because of the economic extent or impact thereof, ****.

    The costs and expenses (preparation and execution) and the proceeds of such legal action shall be shared equally by MAUSER and RUSSELL-STANLEY. MAUSER's share of such cost shall be restricted to and derived from a fund of one-third (1/3) of license and royalty fees actually received from RUSSELL-STANLEY after commencement of legal action until its termination.

2. **** MAUSER agrees to be bound by the decisions of the court and to waive any objections to providing discovery by subpoena. RUSSELL-STANLEY will use its best efforts to avoid any involvement of MAUSER in such action, however, if the court in which the action is pending decides that MAUSER must formally join in the law suit, MAUSER will join. In such case RUSSELL-STANLEY agrees to reimburse MAUSER for any and all costs accruing to MAUSER in connection with such involvement. Any recovery shall be for the benefit of RUSSELL STANLEY.

3. In the event a relevant patent is held to be invalid, this Agreement may be terminated at the option of RUSSELL-STANLEY and RUSSELL-STANLEY shall not be obligated to pay future license fees to MAUSER provided the LICENSED ARTICLES produced and sold by RUSSELL-STANLEY are not covered by any other patent held by MAUSER.

    Should RUSSELL-STANLEY, in particular in order to continue to receive Technical Assistance under Art. 5 and Training of Specialist Staff under Art. 6, elect to continue this Agreement, royalties and fees shall be continuously payable for the KNOW-HOW in an amount equal to **** of the royalties and fees otherwise specified hereunder. In such case the maximum fee per annum remains **** as provided in Article 8 para 2.


                                   ARTICLE 11

                                LIFE OF AGREEMENT

1. This Agreement will come into effect on being signed by the latest contracting party commencing with January 1, 1995.

2. This agreement will terminate July 31, 2008 unless one or more improvement patents issues under Article 1 in which event this agreement terminates on the earlier of a) the latest to expire of such improvement patents or b) July 31, 2015, unless upon 6 months prior written notice MAUSER has given notice of renewal. In such event the Agreement will be tacitly renewed by periods of one year each, unless notice of cancellation is given by either contracting party not later than six months before the end of any contractual year.

    All notices given pursuant to this Article 11.2 shall be in writing and delivered by facsimile transmission and confirmed by international overnight delivery service, delivery receipt requested, or the functional equivalent thereof at the time of notice. Decisive date for the observance of the period of notice shall be the date of receipt of the notice.

3. MAUSER has the right to cancel this Agreement by written notice of cancellation and with immediate effect for any of the following, if

- RUSSELL-STANLEY is in default of a material obligation resulting from this Agreement, especially with the payment of the KNOW HOW and License fees, or has violated material obligations under the Agreement and has not remedied such violation within three months after receipt of a corresponding notice by MAUSER to do so,

- RUSSELL-STANLEY undertakes measures which are a material breach of trust and/or breach of secrecy,

- one of MAUSER's or MAUSER's subsidiaries' competitors acquires a participation in RUSSELL-STANLEY without MAUSER's prior written consent and thus obtains a possibility of inspection or influence or control of RUSSELL-STANLEY.

4. RUSSELL-STANLEY has the right to cancel this Agreement by written notice of cancellation and with immediate effect for any of the following, if

    MAUSER does not fulfill material obligations under this Agreement within three months after having received a corresponding notice to do so.

5. In the event of any adjudication of bankruptcy, assignment for the benefit of creditors or levy of execution directly involving RUSSELL STANLEY or MAUSER, the other shall have the immediate right to terminate this Agreement by giving written notice to the other party hereto,

6. Except as provided in Article 11, para 7, in the event of a termination pursuant to Article 10, para 3 or to para 2 - 4 of Article 11 by cancellation, all rights of RUSSELL-STANLEY arising from this Agreement will cease by the latest two months after receipt of the notice of cancellation. The contractual KNOW HOW fees shall be payable until that date, when RUSSELL-STANLEY loses all rights resulting from this Agreement.

    Except as provided in Article 11, para 7, within one month after expiration or termination of this Agreement pursuant to para 3 + 4 of Article 11 RUSSELL-STANLEY shall return all documents and drawings received from MAUSER. Upon the cancellation of this Agreement pursuant to Article 10, para 3 or to para 2 - 4 of Article 11 all rights of the contracting parties from this Agreement will cease, with the exception of those provided in its
    Article 7 (Secrecy) and in its Article 11, para 7.

7.  Should this Agreement expire in accordance with Article 10, para 3 or
    Article 11, para 2 hereof, RUSSELL STANLEY shall have the absolute nonexclusive right to use the KNOW HOW forever thereafter free of any and all royalties and fees.

8. RUSSELL STANLEY may only transfer its rights under this Agreement in connection with a transfer of all or substantially all of the assets of the company or its plastic business or the sale of more than 51% of its common voting stock. For any such sale MAUSER's prior written consent is required unless the transferee is an affiliate of RUSSELL-STANLEY or a company not active in the plastic drum business. If the proposed transferee of any of the aforementioned assets or stock of the company is an international competitor of MAUSER, MAUSER shall have the right to withhold its consent to the transfer of RUSSELL STANLEY's rights under this Agreement, otherwise the written consent of MAUSER shall not be unreasonably withheld.

                                   ARTICLE 12

                          APPLICABLE LAW, JURISDICTION

1. This Agreement has been drawn up in English. Any amendments and additions to this Agreement must be made in writing and signed by both parties to become valid.

2. The contracting parties have agreed that as a whole and in all its individual provisions this Agreement is subject to German substantive and procedural law, except for the contractual PATENT RIGHTS which fall under the patent law of the United States of America.

3. Any and all disputes arising from or in connection with the execution, delivery, performance or interpretation and construction of this Agreement shall be submitted to binding arbitration before a single arbitrator in Zurich, Switzerland, in accordance with the rules and regulations of the International Chamber of Commerce except that where such rules and regulations differ from the provisions of this Article 12.3 the latter shall govern. There shall be no discovery, the arbitrator shall be selected within 30 days of the service of the written demand for arbitration, the first hearing shall be conducted within 60 days of the service and shall continue day to day until completed. The decision shall be rendered within 15 business days from the date of the last hearing, shall set forth the decision and the reasons for same and shall be unappealable except for fraud or bias. The loser shall pay all the administrative costs of the arbitration and the winners costs including without limitation attorneys' fees, experts' fees, reasonable travel and living costs. The winning party shall have the right to seek confirmation of the arbitrator's award in any court of competent jurisdiction over the losing party without objection.


                                   ARTICLE 13

                               SUBSTITUTION CLAUSE

Should any individual provision of this Agreement be or become void, or should a gap be ascertained in this Agreement, the validity of the other provisions shall not be affected thereby. As a substitute for the provision, which is void or inoperative, or for the purpose of filling the gap, an appropriate arrangement shall be valid, which, if it is legally possible, shall be as close as possible to what the contracting parties would have reasonably intended, had they considered that point. If a provision is void or inoperative owing to measures or outputs or times (periods or time limits) indicated therein, this shall be replaced by a measure which is as close as legally possible to the provision in question.


                                   ARTICLE 14

The parties to this Agreement are aware that their contractual relationship has been renewed by a group of agreements signed today, namely


1.  KNOW HOW and LICENSING AGREEMENT L-Ring USA;

2.  LICENSING AGREEMENT L-RING Canada;

3.  KNOW HOW and LICENSING AGREEMENT Open Top USA and

4. LICENSING AGREEMENT L-Ring USA between RUSSELL-STANLEY CORP. and HUNTER DRUM LTD.

5. Release of any rights and obligations under the L-RING AGREEMENT of January 1, 1995.


Bruhl,         26.06.1995               Red Bank,
       ----------------------------                 ---------------------------

MAUSER-WERKE                            RUSSELL-STANLEY
     G M B H                                CORPORATION



By /s/Dr. Burgdorf      /s/Effnert      By     /s/John Priesing
  -------------------   -----------       -------------------------------------
  Dr. Burgdorf              Effnert       John Priesing
  (Chief Exec. Officer)  (Director)       (President)